Exhibit 10.2

Warrant Exercise AND PREFERRED STOCK AMENDMENT AGREEMENT

This Warrant Exercise and Preferred Stock Amendment Agreement (this “Agreement”), dated as of March 24, 2020, is between Jaguar Health, Inc. (the “Company”) and the purchaser signatory thereto (the “Purchaser”). Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Certificate of Designation of Preferences, Rights and Limitations of Series B Convertible Preferred Stock (the “Series B Certificate of Designation”) and the Series 2 Warrants (as defined below).

WHEREAS, pursuant to a registration statement on Form S-1 (File No. 333-231399) (the “July 2019 Registration Statement”) and a prospectus dated July 19, 2019, the Company made an underwritten offering of shares of common stock, par value $0.0001 per share (“Common Stock”), shares of Series B Convertible Preferred Stock (“Series B Preferred Stock”), Series 1 Common Stock purchase warrants (“Series 1 Warrants”) and Series 2 Common Stock purchase warrants (“Series 2 Warrants”);

WHEREAS, the Purchaser holds the shares of Series B Preferred Stock and Series 2 Warrants (the “Purchaser Series B Preferred Shares” and the “Purchaser Series 2 Warrants”) set forth on the signature page hereto;

WHEREAS, the Purchaser is the sole remaining holder of shares of Series B Preferred Stock; and

WHEREAS, the Purchaser wishes to exercise all of the Purchaser Series 2 Warrants and, in consideration thereof, the Company desires to reduce (a) the conversion price of the Series B Preferred Stock and (b) the exercise price of the Purchaser Series 2 Warrants, in each case in accordance with the provisions of this Agreement;

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and the Purchaser hereby agrees as follows:

1.       Exercise of Purchaser Series 2 Warrants. The Company and the Purchaser hereby agree that the Purchaser shall immediately exercise the Purchaser Series 2 Warrants with respect to the number of shares of Common Stock set forth on the Purchaser’s signature page hereto1 (the “Purchaser Warrant Shares”) at a reduced exercise price of $0.5227 per share but otherwise pursuant to the terms and limitations of the Series 2 Warrants. The Purchaser shall execute and deliver the aggregate cash exercise price for such exercise of the Purchaser Series 2 Warrants to the bank account set forth on Exhibit A hereto within two business days after notice from the Company that the condition set forth in Section 5 has been met and the Company shall deliver the Warrant Shares to the Purchaser via the Depository Trust Company Deposit or Withdrawal at Custodian system pursuant to the terms of the Series 2 Warrants and the instructions set forth on the Purchaser’s signature page hereto.

1 Subject to applicable blocker in the warrant.

2.       Reduction in the Conversion Price of the Series B Preferred Stock. In consideration for the Purchaser’s exercise of the Series 2 Warrants as described in Section 1, the Company agrees to reduce the conversion price of the Series B Preferred Stock from $2.00 to $0.4456 by filing on the date hereof an amendment to the Series B Certificate of Designation (the “CoD Amendment”) in the form set forth in Exhibit B hereto with the State of Delaware and deliver to the Purchaser evidence of the filing of the CoD Amendment with the State of Delaware.

3.       Representations and Warranties of Company. The Company hereby makes to the Purchaser the following representations and warranties as of the date hereof and each Issue Date:

(a)           Organization and Qualification. The Company and each of the Subsidiaries is an entity duly incorporated or otherwise organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization (as applicable), with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Neither the Company nor any Subsidiary is in violation or default of any of the provisions of its respective certificate or articles of incorporation, bylaws or other organizational or charter documents. Each of the Company and the Subsidiaries is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing, as the case may be, could not have or reasonably be expected to result in: (i) a material adverse effect on the legality, validity or enforceability of this Agreement, (ii) a material adverse effect on the results of operations, assets, business, prospects or condition (financial or otherwise) of the Company and the Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement (any of (i), (ii) or (iii), a “Material Adverse Effect”) and no Proceeding has been instituted in any such jurisdiction revoking, limiting or curtailing or seeking to revoke, limit or curtail such power and authority or qualification.

(b)          Authorization; Enforcement. The Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Company and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Company and no further action is required by the Company, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Company and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Company enforceable against the Company in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(c)           No Conflicts. The execution, delivery and performance of this Agreement by the Company and the consummation by the Company of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Company’s or any Subsidiary’s certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any Lien upon any of the properties or assets of the Company or any Subsidiary, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any material agreement, credit facility, debt or other material instrument (evidencing a Company or Subsidiary debt or otherwise) or other material understanding to which the Company or any Subsidiary is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Company or a Subsidiary is subject (including federal and state securities laws and regulations or the rules, regulations, and continued listing criteria of the Nasdaq Capital Market), or by which any property or asset of the Company or a Subsidiary is bound or affected; except in the case of each of clauses (ii) and (iii), such as could not have or reasonably be expected to result in a Material Adverse Effect.

(d)          Issuance of the Securities. The shares of Common Stock issuable upon conversion of the Purchaser Series B Preferred Shares (the “Series B Conversion Shares”), when issued in accordance with the terms of the Series B Certificate of Designation, as amended by the CoD Amendment, will be validly issued, fully paid and nonassessable, free and clear of all liens imposed by the Company. The Company has reserved from its duly authorized capital stock a sufficient number of shares of Common Stock for issuance of all of the Series B Conversion Shares.

4.       Representations and Warranties of the Purchaser. The Purchaser hereby represents and warrants as of the date hereof and on each Issue Date to the Company as follows (unless as of a specific date therein):

(a)          Organization; Authority. The Purchaser is an entity duly incorporated or formed, validly existing and in good standing under the laws of the jurisdiction of its incorporated or formed with full right, corporate, partnership, limited liability company or similar power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and performance by the Purchaser of the transactions contemplated herein have been duly authorized by all necessary corporate, partnership, limited liability company or similar action, as applicable, on the part of the Purchaser. This Agreement has been duly executed by the Purchaser, and when delivered by the Purchaser in accordance with the terms hereof, will constitute the valid and legally binding obligation of the Purchaser, enforceable against it in accordance with its terms, except: (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

(b)          Authorization; Enforcement. The Purchaser has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement by the Purchaser and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Purchaser and no further action is required by the Purchaser, its board of directors or its stockholders in connection therewith. This Agreement has been duly executed by the Purchaser and, when delivered in accordance with the terms hereof will constitute the valid and binding obligation of the Purchaser enforceable against the Purchaser in accordance with its terms except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies and (iii) insofar as indemnification and contribution provisions may be limited by applicable law.

5.       Securities Law Disclosure. On or before 9 am ET on the Trading Day following the date hereof, the Company shall file a Current Report on Form 8-K disclosing the terms of the transactions contemplated hereby, including this Agreement as an exhibit thereto.

6.       Except as specifically provided herein, the terms and conditions of the Purchaser Series 2 Warrants shall remain in full force and effect and the rights and obligations of the parties thereunder shall, except as specifically provided herein, be unaffected by this Agreement and shall continue as provided in such documents and shall not be in any way changed, modified or superseded by the terms set forth herein. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement.

[signature pages follow]

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

JAGUAR HEALTH, INC.

By:	/s/ Lisa A. Conte
Name:	Lisa A. Conte
Title:	President & CEO

IN WITNESS WHEREOF, this agreement is executed as of the date first set forth above.

PURCHASER:

Name:	IONIC VENTURES, LLC

By:	/s/ Brendan O’Neil
Name:	Brendan O’Neil
Title:	Authorized Signatory

Address for Notice:

Purchaser Series B Preferred Shares: 1,971____________

Purchaser Series 2 Warrants: 1,250,000__________